Exhibit 99.2

Fusionsplan avseende fusionen mellan Nordic Waterproofing Holding AB och Nordic Waterproofing Holding A/S	Merger plan regarding the merger between Nordic Waterproofing Holding AB and Nordic Waterproofing Holding A/S

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Notice to shareholders in the US

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

Bilagor

●	Bolagsordning i Nordic Waterproofing Holding AB (Bilaga 1)

●	Årsredovisning 2017 i Nordic Waterproofing Holding AB (Bilaga 2)

●	Årsredovisning 2018 i Nordic Waterproofing Holding AB (Bilaga 3)

●	Årsredovisning 2019 i Nordic Waterproofing Holding AB (Bilaga 4)

●	Redogörelse enligt 23 kap. 10 § andra och tredje stycket SABL (Bilaga 5)

●	Årsredovisning 2017 i Nordic Waterproofing Holding A/S (Bilaga 6)

●	Årsredovisning 2018 i Nordic Waterproofing Holding A/S (Bilaga 7)

●	Årsredovisning 2019 i Nordic Waterproofing Holding A/S (Bilag

●	Delårsrapport för perioden januari – juni 2020 i Nordic Waterproofing Holding A/S (Bilaga 9)

●	Delårsrapport för perioden januari – juni 2019 i Nordic Waterproofing Holding A/S (Bilaga 10)

●	Revisorsyttrande från Deloitte AB (Bilaga 11)

●	Revisorsyttrande från Deloitte Statsautoriseret Revisionspartnerselskab (Bilaga 12)
Appendices

●	Articles of association in Nordic Waterproofing Holding AB (Appendix 1)

●	Annual report 2017 in Nordic Waterproofing Holding AB (Appendix 2)

●	Annual report 2018 in Nordic Waterproofing Holding AB (Appendix 3)

●	Annual report 2019 in Nordic Waterproofing Holding AB (Appendix 4)

●	Report pursuant to Chapter 23, Section 10, second and third paragraphs of the SCA (Appendix 5)

●	Annual report 2017 of Nordic Waterproofing Holding A/S (Appendix 6)

●	Annual report 2018 of Nordic Waterproofing Holding A/S (Appendix 7)

●	Annual report 2019 of Nordic Waterproofing Holding A/S (Appendix 8)

●	Interim report for the period January – June 2020 of Nordic Waterproofing Holding A/S (Appendix 9)

●	Interim report for the period January – June 2019 of Nordic Waterproofing Holding A/S (Appendix 10)

●	Auditor’s statement from Deloitte AB (Appendix 11)

●	Auditor’s statement from Deloitte Statsautoriseret Revisionspartnerselskab (Appendix 12)

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1.	Deltagande bolag		Participating companies

1.1	Övertagande bolag		Transferee company

	Företagsnamn:	Nordic Waterproofing Holding AB (det "Övertagande Bolaget")	Company name:	Nordic Waterproofing Holding AB (the "Transferee Company")

	Bolagskategori:	Publikt aktiebolag	Company form:	Public limited liability company

	Organisationsnummer:	556839–3168	Registration number:	556839–3168

	Säte:	Helsingborg, Sverige	Registered office:	Helsingborg, Sweden

	Registrerad adress:	Rönnowsgatan 12, 252 25 Helsingborg, Sverige	Registered address:	Rönnowsgatan 12, 252 25 Helsingborg, Sweden

	Registreringsmyndighet:	Bolagsverket, 851 81 Sundsvall, Sverige	Registration authority:	Swedish Companies Registration Office, 851 81 Sundsvall, Sweden (the "SCRO")

1.2	Överlåtande bolag		Transferor company

	Företagsnamn:	Nordic Waterproofing Holding A/S (det "Överlåtande Bolaget")	Company name:	Nordic Waterproofing Holding A/S (the "Transferor Company")

	Bolagskategori:	Publikt aktiebolag	Company form:	Public limited liability company

	Organisationsnummer:	33395361	Registration number:	33395361

	Säte:	Vejen, Danmark	Registered office:	Vejen, Denmark

	Registrerad adress:	Vester Alle 1, 6600 Vejen, Danmark	Registered address:	Vester Alle 1, 6600 Vejen, Denmark

	Registreringsmyndighet:	Erhvervsstyrelsen, Langelinie Allé 17, 2100 Köpenhamn, Danmark	Registration authority:	Danish Business Authority, Langelinie Allé 17, 2100 Copenhagen, Denmark (the "DBA")

	Det Övertagande Bolaget och det Överlåtande Bolaget benämns nedan gemensamt de "Fusionerande Bolagen".		The Transferee Company and the Transferor Company are below jointly referred to as the "Merging Companies".

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2.	Huvuddragen i Fusionen	Main features of the Merger

Det Övertagande Bolaget är ett helägt dotterbolag till det Överlåtande Bolaget. Styrelserna i det Överlåtande Bolaget och Övertagande Bolaget har beslutat att genomföra en gränsöverskridande omvänd fusion (en så kallad nedströmsfusion), genom vilken det Övertagande Bolaget ska absorbera och överta samtliga tillgångar och skulder hos det Överlåtande Bolaget, ("Fusionen") i enlighet med 23 kap. 36 § svenska aktiebolagslagen (2005:551) ("SABL") och 16 kap. 271 § danska aktiebolagslagen ("DABL").

The Transferee Company is a wholly-owned subsidiary of the Transferor Company. The boards of directors of the Transferor Company and the Transferee Company have resolved to carry out a cross-border reverse merger (a so called down-stream merger), through which the Transferee Company shall absorb and assume all assets and liabilities of the Transferor Company, (the "Merger") pursuant to Chapter 23, Section 36 of the Swedish Companies Act (2005:551) (the "SCA") and Chapter 16, Section 271 of the Danish Companies Act (763 of 23 June 2019 as subsequently amended) (the "DCA").

Fusionen kommer att verkställas när Bolagsverket har registrerat Fusionen i det svenska aktiebolagsregistret i enlighet med 23 kap. 48 § SABL ("Fusionsdagen"), varigenom rättsverkningarna av Fusionen inträder i enlighet med 23 kap. 49 § första stycket SABL. Denna tidpunkt förväntas infalla mellan den 27 november 2020 och den 7 december 2020, men kan komma att infalla före den 27 november 2020 eller efter den 7 december 2020. I samband med detta kommer aktieägarna i det Överlåtande Bolaget att bli aktieägare i det Övertagande Bolaget.

The Merger will be completed when the SCRO has registered the Merger in the Swedish companies register pursuant to Chapter 23, Section 48 of the SCA (the "Merger Date"), whereby the legal consequences of the Merger enter into force pursuant to Chapter 23, Section 49, first paragraph of the SCA. This date is expected to occur between 27 November 2020 and 7 December 2020, but may occur prior to 27 November 2020 or following 7 December 2020. In connection with this, the shareholders of the Transferor Company will become shareholders of the Transferee Company.

Efter det att Erhvervsstyrelsen mottagit underrättelse från Bolagsverket att Fusionen har registrerats i det svenska aktiebolagsregistret ska Erhvervsstyrelsen avregistrera det Överlåtande Bolaget i det danska handelsregistret. Genom registreringen upplöses det Överlåtande Bolaget.

After the DBA has received notice from the SCRO that the Merger has been registered in the Swedish companies register, the DBA shall de-register the Transferor Company in the Danish commercial register. The Transferor Company is dissolved by way of the registration.

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Eftersom det Överlåtande Bolaget äger samtliga aktier i det Övertagande Bolaget kommer fusionsvederlaget till aktieägarna i det Överlåtande Bolaget att utgöras av aktier i det Övertagande Bolaget. Då det Övertagande Bolaget avses bli det nya moderbolaget i Nordic Waterproofing-koncernen ("Koncernen") har fusionsvederlaget har bestämts med syfte att återspegla den rådande ägarstrukturen i det Överlåtande Bolaget.

As the Transferor Company holds all shares of the Transferee Company, the merger consideration to the shareholders of the Transferor Company will be made up of shares of the Transferee Company. As the Transferee Company is intended to become the new parent company of the Nordic Waterproofing group (the "Group"), the merger consideration has been determined with the objective to reflect the current ownership structure of the Transferor Company.

	De punkter som anges i punkten 1.1 ovan angående det Övertagande Bolaget kommer inte att ändras till följd av Fusionen.	The information set forth in section 1.1 above regarding the Transferee Company will not change as a result of the Merger.

3.	Syftet med Fusionen	Objective of the Merger

Det Överlåtande Bolaget är ett danskt publikt aktiebolag vars aktier sedan den 10 juni 2016 är upptagna till handel på Nasdaq Stockholm. Koncernens nuvarande struktur, med ett danskt moderbolag som är noterat på Nasdaq Stockholm, är relativt ovanlig och medför att processer för bolagsstyrning, regelefterlevnad och skatteadministration blir tidskrävande och kostsamma. Styrelserna för det Överlåtande Bolaget och det Övertagande Bolaget har därför gjort bedömningen att dessa processer skulle förenklas om Koncernens noterade moderbolags säte var i Sverige samt att det inte finns några operativa eller andra bärande skäl för att fortsatt ha ett danskt moderbolag.

The Transferor Company is a Danish public limited liability company whose shares have been listed on Nasdaq Stockholm since 10 June 2016. The Group's current structure, with a Danish parent company listed on Nasdaq Stockholm, is relatively unusual and means that processes for corporate governance, regulatory compliance and tax administration become time-consuming and costly. The boards of directors of the Transferor Company and the Transferee Company have subsequently made the assessment that these processes would be simplified if the domicile of the Group's listed parent company was located in Sweden and that there are no operational or other compelling reasons to continue to have a Danish parent company.

Ägarstrukturen i det Övertagande Bolaget efter Fusionens verkställande kommer att vara densamma som ägarstrukturen i det Överlåtande Bolaget före Fusionens verkställande. Moderbolagets styrelse och ledning samt Koncernens verksamhet kommer att vara oförändrad efter, och inga anställda förväntas påverkas av, Fusionen. Fusionen bedöms därmed inte medföra några väsentliga skillnader för befintliga aktieägare i det Överlåtande Bolaget.

After the execution of the Merger, the ownership structure in the Transferee Company will be the same as the ownership structure in the Transferor Company prior to the execution of Merger. The parent company's board of directors, management and the Group's operations will remain unchanged after the Merger, and no employees are expected to be affected by the Merger. The Merger is thus not considered to entail any significant changes for existing shareholders of the Transferor Company.

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4.	Fusionsvederlag	Merger consideration

Det finns totalt 24 083 935 aktier i det Överlåtande Bolaget respektive det Övertagande Bolaget. Då antalet aktier i det Övertagande Bolaget motsvarar antalet aktier i det Överlåtande Bolaget kommer inga aktier i det Övertagande Bolaget att emitteras i samband med Fusionen. Aktieägare i det Överlåtande Bolaget kommer att erhålla en (1) aktie i det Övertagande Bolaget för varje innehavd aktie i det Överlåtande Bolaget ("Fusionsvederlaget"). Utbytesförhållandet (1:1) har fastställts mot bakgrund av det faktum att det Övertagande Bolaget är ett helägt dotterbolag till det Överlåtande Bolaget utan någon egen verksamhet, som i sin tur äger de dotterbolag som bedriver Koncernens verksamhet, vilket innebär att värdet av samtliga aktier i det Övertagande Bolaget efter Fusionen kommer att motsvara värdet av samtliga aktier i det Överlåtande Bolaget före Fusionen. Det har mot ovanstående bakgrund inte förekommit några särskilda svårigheter vid bestämmandet av Fusionsvederlaget.

There is a total of 24,083,935 shares in the Transferor Company and the Transferee Company, respectively. As the number of shares in the Transferee Company corresponds to the number of shares in the Transferor Company, no shares in the Transferee Company will be issued in connection with the Merger. Shareholders of the Transferor Company will receive one (1) share in the Transferee Company for each held share in the Transferor Company (the "Merger Consideration"). The exchange ratio (1:1) has been determined against the fact that the Transferee Company is a wholly-owned subsidiary of the Transferor Company, without any operations of its own, which means that the value of all shares of the Transferee Company after the Merger reflects the value of all shares of the Transferor Company prior to the Merger. In the light of the above, there have been no particular difficulties in determining the Merger Consideration.

	Utöver Fusionsvederlaget kommer inget annat vederlag att utgå till aktieägarna i det Överlåtande Bolaget.	Apart from the Merger Consideration, no other consideration shall be distributed to the shareholders of the Transferor Company.

	Fusionsvederlaget ska lämnas till dem som är aktieägare i det Överlåtande Bolaget på eller i nära anslutning till Fusionsdagen.	The Merger Consideration shall be given to those who are shareholders of the Transferor Company on or in close connection with the Merger Date.

Aktierna i det Övertagande Bolaget kommer att vara upptagna till handel på Nasdaq Stockholm på eller omkring Fusionsdagen. I anslutning till detta kommer handeln i aktierna i det Överlåtande Bolaget på Nasdaq Stockholm att upphöra.

The shares of the Transferee Company will be admitted to trading on Nasdaq Stockholm on or around the Merger Date. In connection with this, the trading in the shares of the Transferor Company on Nasdaq Stockholm will cease.

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I den mån inte annat följer av vad som anges nedan ska Fusionsvederlaget lämnas på eller i nära anslutning till Fusionsdagen genom registrering av det antal aktier i det Övertagande Bolaget som tillkommer varje aktieägare. Registreringen ska ske på aktieägarens eller, om aktierna i det Överlåtande Bolaget är förvaltarregistrerade, förvaltarens avstämningskonto eller motsvarande värdepapperskonto. I anslutning till detta ska ägandet av aktierna i det Övertagande Bolaget antecknas i bolagets aktieägarförteckning och ska motsvarande aktieinnehav i det Överlåtande Bolaget avregistreras. Om det finns en notering om pantsättning av aktier i det Överlåtande Bolaget vid tidpunkten för lämnandet av Fusionsvederlaget kommer noteringen om pantsättningen kvarstå för motsvarande antal aktier i det Övertagande Bolaget.

Unless otherwise is stated below, the Merger Consideration shall be provided on or in close connection with the Merger Date by registration of the number of shares in the Transferee Company that are attributable to each shareholder. The registration shall be made on the shareholder's or, if the shares of the Transferor Company are registered in the name of a nominee, the nominee's CSD account or a corresponding securities account. In connection with this, the ownership of the shares of the Transferee Company shall be recorded in the company's shareholder register and the corresponding shareholding in the Transferor Company be deregistered. Should there be a notice of pledge of shares of the Transferor Company at the time of the provision of the Merger Consideration, the notice of pledge will be retained for the corresponding number of shares of the Transferee Company.

	Fusionsvederlaget kommer att lämnas automatiskt, och inga åtgärder krävs av aktieägarna i det Överlåtande Bolaget i förhållande till detta.	The Merger Consideration will be given automatically, and no actions are required from the shareholders of the Transferor Company in relation thereto.

Aktierna i det Övertagande Bolaget som aktieägare i det Överlåtande Bolaget erhåller som Fusionsvederlag kommer att medföra rättigheter i enlighet med SABL, inklusive rätt till vinstutdelningar, från och med Fusionsdagen. Inga aktier i det Övertagande Bolaget kommer att medföra några särskilda rättigheter.

The shares of the Transferee Company which shareholders of the Transferor Company receive as Merger Consideration will achieve rights in accordance with the SCA, including a right to dividends, as of the Merger Date. No shares of the Transferee Company will carry any special rights.

5.	Sannolika följder för sysselsättningen	Likely repercussions of the merger on employment

Den verkställande direktören i det Överlåtande Bolagets anställning kommer att flyttas till annat bolag i Koncernen i samband med Fusionen och inga väsentliga ändringar av anställningsvillkoren förväntas. De Fusionerande Bolagen förväntar sig inte att Fusionen i sig kommer att inverka negativt eller positivt på sysselsättningen för den verkställande direktören. Det finns inga andra anställda i något av de Fusionerande Bolagen.

The employment of the Transferor Company's chief executive officer will be transferred to another Group company in connection with the Merger and no material changes in the terms of the employment are expected. The Merging Companies do not expect that the Merger alone will have a negative or positive effect on the employment of the chief executive officer. There are no other employees in any of the Merging Companies.

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6.	Bokföringsmässig genomförandetidpunkt	Merger date for accounting purposes

	Fusionen kommer att genomföras med bokföringsmässig effekt från och med den 1 januari 2020.	The Merger will be implemented with effect for accounting purposes as from 1 January 2020.

7.	Behandling av innehavare av särskilda rättigheter	Treatment of holders of special rights

Det Överlåtande Bolaget har inga utestående teckningsoptioner, konvertibler eller andra värdepapper som ger innehavare rätt till nya aktier eller andra särskilda rättigheter. Rättigheter i det Övertagande Bolaget behöver således inte säkerställas åt några innehavare av särskilda rättigheter i det Överlåtande Bolaget.

The Transferor Company has no outstanding warrants, convertibles or other securities that give holders rights to new shares or other special rights. Consequently, no holders of special rights in the Transferor Company need to be assured any rights in the Transferee Company.

Det Övertagande Bolaget kommer inte som ett led i Fusionen att emittera aktier eller andra värdepapper som ger innehavarna särskilda rättigheter i det Övertagande Bolaget eller vidta andra åtgärder som gynnar aktieägare eller andra.

The Transferee Company will not as a part of the Merger issue shares or other securities that give holders special rights in the Transferee Company or take other special measures to the benefit of shareholders or others.

Det kan noteras att det Överlåtande Bolagets rättigheter och skyldigheter enligt det Överlåtande Bolagets utestående långsiktiga incitamentsprogram kommer att, i likhet med det Överlåtande Bolagets övriga rättigheter och skyldigheter, överföras till det Övertagande Bolaget i samband med Fusionen.

It shall be noted that the Transferor Company's rights and obligations in relation to the Transferor Company's outstanding long-term incentive programs will, like the Transferor Company's other rights and obligations, be transferred to the Transferee Company in connections with the Merger.

8.	Arvoden och andra särskilda förmåner	Fees and other special advantages

Inget arvode eller annan särskild förmån eller rättighet ska med anledning av Fusionen utgå eller beviljas till någon oberoende expert, revisor, styrelseledamot, medlem av kontroll-eller tillsynsorgan, verkställande direktör eller annan motsvarande befattningshavare i något av de Fusionerande Bolagen, förutom arvode till revisorn enligt löpande räkning för granskningen av fusionsplanen samt erforderliga yttranden och intyg.

No fees or other special advantages or rights shall be payable or granted in connection with the Merger to any independent expert, auditor, board member, member of a control or supervisory body, chief executive officer or other similar executive in any of the Merging Companies, other than fees to the auditor against invoice for the review of the merger plan and necessary statements and certificates.

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9.	Bolagsordning	Articles of association

Det Övertagande Bolagets bolagsordning, i dess nuvarande lydelse, biläggs som Bilaga 1. Det Övertagande Bolagets bolagsordning kommer inte att ändras med anledning av Fusionens verkställande.
The articles of association of the Transferee Company, in their current wording, are attached as Appendix 1. The articles of association of the Transferee Company will not be amended by reason of the execution of the Merger.

10.	Värdering av det Överlåtande Bolagets tillgångar och skulder	Value of assets and liabilities of the Transferor Company

En utredning om det Överlåtande Bolagets tillgångar, skulder och eget kapital samt om de omständigheter som påverkar värderingen av dessa, om den inverkan som Fusionen förväntas få på det Övertagande Bolagets balansräkning och om de bokföringsmetoder som ska tillämpas på Fusionen framgår nedan.

A description of the assets, liabilities and equity of the Transferor Company and of the circumstances that affect the valuation thereof, of the expected effects of the Merger on the balance sheet of the Transferee Company and of the accounting methods that shall be applied to the Merger are set forth below.

	Enligt det Överlåtande Bolagets balansräkning per 30 juni 2020 uppgick dess tillgångar till 571 MSEK, dess skulder till 3 MSEK och dess eget kapital till 568 MSEK.	According to the balance sheet of the Transferor Company as of 30 June 2020, its assets amounted to MSEK 571, its liabilities amounted to MSEK 3 and its equity amounted to MSEK 568.

Det Överlåtande Bolagets balansposter bokförs i det Övertagande Bolagets balans på följande sätt:

a)  Fusionen verkställs i bokföringen genom koncernvärdemetoden. Det Överlåtande Bolagets tillgångar och skulder värderas till koncernmässigt redovisat värde, justerat till det Övertagande Bolagets redovisningsprinciper, per Fusionsdagen.

b)   Det Överlåtande Bolagets tillgångar och skulder bokförs i det Övertagande Bolaget.

The balance sheet items of the Transferor Company are booked in the balance of the Transferee Company in the following way:

a)   The Merger is implemented in the accounts by way of the group valuation method. The assets and liabilities of the Transferor Company are valued at a consolidated carrying amount, adjusted for the Transferee Company's accounting principles, as of the Merger Date.

b)   The assets and liabilities of the Transferor Company are booked in the Transferee Company.

11.	Räkenskaper som legat till grund för villkoren i Fusionen	Accounts as the basis for the Merger

	Det relevanta datumet för de räkenskaper i det Överlåtande Bolaget som legat till grund för fastställandet av villkoren för Fusionen är den 30 juni 2020.	The relevant date of the accounts of the Transferor Company which have formed the basis for the determination of the terms of the Merger is 30 June 2020.

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12.	Process för att besluta om formerna för arbetstagares medverkan	Procedure to determine the arrangement for employee involvement

	Medverkan enligt den svenska lagen (2008:9) om arbetstagares medverkan vid gränsöverskridande fusioner förekommer inte.	No participation according to the Swedish Act on Employees' Participation in Cross-Border Mergers (Sw. lag (2008:9) om arbetstagares medverkan vid gränsöverskridande fusioner) will be implemented.

13.	Information om beslutsprocessen	Information regarding the decision-making process

	Verkställandet av Fusionen förutsätter att denna fusionsplan godkänns av bolagsstämman i det Överlåtande Bolaget respektive det Övertagande Bolaget.	The execution of the Merger presupposes that this merger plan is adopted by the general meeting of the Transferor Company and of the Transferee Company, respectively.

Ett bolagsstämmobeslut i det Överlåtande Bolaget om godkännande av Fusionen är giltigt endast om det har biträtts av aktieägare med minst två tredjedelar (2/3) av såväl de avgivna rösterna som de aktier som är företrädda vid stämman.

A resolution by the general meeting of the Transferor Company to approve the Merger shall be valid only where supported by shareholders holding not less than two-thirds (2/3) of the votes cast and the shares represented at the meeting.

Aktieägare som har röstat mot Fusionen på bolagsstämman i det Överlåtande Bolaget har enligt 286 § DABL en möjlighet att begära att det Överlåtande Bolaget löser in deras aktier, under förutsättning att en sådan begäran görs senast fyra veckor efter bolagsstämman som fattar beslut om godkännande av Fusionen. Aktieägare i det Överlåtande Bolaget kommer, i enlighet med 110(2) §, jfr. 286(1) § DABL, att bli ombedda att meddela om de önskar att deras aktier ska lösas in, för det fall att Fusionen godkänns av bolagsstämman, innan beslut om godkännande av Fusionen fattas genom omröstning på bolagsstämman. Inlösen av aktier förutsätter att en aktieägare har begärt inlösen på bolagsstämman innan omröstning.

Pursuant to Section 286 of the DCA, shareholders that have voted against the Merger at the general meeting of the Transferor Company may require the Transferor Company to redeem their shares, provided that such requirement is made in writing against the Transferor Company no later than four weeks after the general meeting resolving the Merger. However, pursuant to Section 110(2), cf. Section 286(1) of the DCA, the shareholders in the Transferor Company will prior to the voting procedure on the completion of the Merger at the general meeting be requested to express if they wish to be redeemed, if the Merger is adopted by the general meeting of the Transferor Company, and the redemption of a shareholder is conditional upon such shareholder having expressed this wish at the general meeting prior to the voting procedure.

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Ett bolagsstämmobeslut i det Övertagande Bolaget om godkännande av fusionsplanen är giltigt endast om det har biträtts av aktieägare med minst två tredjedelar (2/3) av såväl de avgivna rösterna som de aktier som är företrädda vid stämman. Nu nämnda majoritetskrav tillämpas med anledning av att Fusionsvederlaget utgörs av aktier som, vid tidpunkt då vederlaget ska lämnas ut, är upptagna till handel på en reglerad marknad.

A resolution by the general meeting of the Transferee Company to approve the merger plan shall be valid only where supported by shareholders holding not less than two-thirds (2/3) of the votes cast and the shares represented at the meeting. The aforementioned majority requirement is applied due to the fact that the Merger Consideration consists of shares which, at the time when the consideration is to be paid, are admitted to trading on a regulated market.

Ett bolagsstämmobeslut i det Övertagande Bolaget om godkännande av fusionsplanen kommer att vara villkorat av att högst tio (10) procent av såväl de avgivna rösterna som de aktier som är företrädda vid stämman i det Överlåtande Bolaget motsätter sig godkännande av Fusionen och, i samband med detta, begär inlösen av aktier på bolagsstämman i det Överlåtande Bolaget.

A resolution by the general meeting of the Transferee Company to approve the merger plan will be conditional upon that not more than ten (10) per cent of the votes cast and the shares represented at the meeting in the Transferor Company oppose the Merger and, in connection therewith, request redemption of shares at the general meeting in the Transferor Company.

	Om ett sådant godkännande inte lämnas av bolagsstämman i det Övertagande Bolaget faller frågan om Fusion.	If such approval is not given by the general meeting of the Transferor Company, the proposed Merger will lapse.

14.	Kompletterande information	Supplementary information

En kopia av det Övertagande Bolagets årsredovisningar för de senaste tre åren bifogas som Bilaga 2–4. En redogörelse enligt 23 kap. 10 § andra och tredje stycket SABL bifogas som Bilaga 5.
A copy of the Transferee Company's annual reports for the past three financial years is attached as Appendix 2–4. A report pursuant to Chapter 23, Section 10, second and third paragraphs of the SCA is attached as Appendix 5.

En kopia av det Överlåtande Bolagets årsredovisningar för de senaste tre räkenskapsåren bifogas som Bilaga 6–8. En kopia av det Överlåtande Bolagets delårsrapport för perioden 1 januari – 30 juni 2020 bifogas som Bilaga 9. En kopia av det Överlåtande Bolagets delårsrapport för perioden 1 januari – 30 juni 2019 bifogas som Bilaga 10.

A copy of the Transferor Company's annual reports for the past three financial years is attached as Appendix 6–8. A copy of the Transferor Company's interim report for the period 1 January – 30 June 2020 is attached as Appendix 9. A copy of the Transferor Company's interim report for the period 1 January – 30 June 2019 is attached as Appendix 10.

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15.	Det Övertagande Bolagets styrelseredogörelse för Fusionens lämplighet	The Transferee Company's board report regarding the suitability of the Merger

	Styrelsen för det Övertagande Bolaget avger härmed denna redogörelse enligt 23 kap. 39 § SABL med anledning av den föreslagna Fusionen.	The board of directors of the Transferee Company hereby submit the following report pursuant to Chapter 23, Section 39 of the SCA in view of the proposed Merger.

15.1	Väsentliga omständigheter för Fusionens lämplighet	Circumstances for the assessment of the suitability of the Merger

Moderbolagets styrelse och ledning kommer att vara oförändrade efter Fusionen. En utgångspunkt vid bedömningen av Fusionens lämplighet är att Koncernens verksamhet kommer att vara oförändrad efter Fusionen.

The parent company's board of directors and management will remain unchanged after the Merger. A starting point when assessing the suitability of the Merger is that the Group's operations will remain unchanged after the Merger.

15.2	Fusionens sannolika konsekvenser	Likely implications of the Merger

15.2.1	Aktieägare och borgenärer	Shareholders and creditors

Det Överlåtande Bolaget är moderbolag till det Övertagande Bolaget. Som angivits ovan i punkten 2 avses Fusionen genomföras enligt de svenska och danska reglerna om omvända fusioner.
Det Överlåtande Bolaget kommer att upplösas när Fusionen registrerats i det svenska aktiebolagsregistret och det Överlåtande Bolaget därigenom fusioneras in i det Övertagande Bolaget. Tillgångarna och skulderna i det Överlåtande Bolaget kommer vid denna tidpunkt att överföras till det Övertagande Bolaget.

The Transferor Company is the parent company of the Transferee Company. As set out in section 2 above, the Merger is carried out pursuant to the Swedish and Danish rules regarding reversed mergers.
The Transferor Company is dissolved upon registration of the Merger in the Swedish companies register and is thereby merged into the Transferee Company. At this time, the assets and liabilities of the Transferor Company will be transferred to the Transferee Company.

Eftersom det Övertagande Bolaget är ett svenskt aktiebolag kommer aktieägarna i det Överlåtande Bolaget att erhålla aktier i ett svenskt aktiebolag, vars aktier kommer att vara noterade på Nasdaq Stockholm, i stället för aktier i ett danskt aktiebolag (det vill säga det Överlåtande Bolaget) vars aktier är noterade på Nasdaq Stockholm. Det Övertagande Bolaget har sitt säte i Helsingborg där det Överlåtande Bolaget har sitt huvudkontor.

As the Transferee Company is a Swedish limited liability company, the shareholders of the Transferor Company will receive shares in a Swedish company, whose shares will be listed on Nasdaq Stockholm, instead of shares in a Danish company (i.e., the Transferor Company) whose shares are listed on Nasdaq Stockholm. The Transferee Company has its registered office in Helsingborg, where the Transferor Company has its operational headquarters.

Styrelsens bedömning är att Fusionen främjar Koncernens intressen och att den därmed inte kommer att medföra några väsentliga skillnader för befintliga aktieägare i det Överlåtande Bolaget.
The board of directors deem that the Merger promotes the interests of the Group and that it is thus not considered to entail any significant changes for existing shareholders of the Transferor Company.

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Vad gäller Fusionens konsekvenser för borgenärerna i de Fusionerande Bolagen bedömer styrelsen att borgenärernas fordringar kommer att vara tillräckligt skyddade och inte påverkas av Fusionen då det Övertagande Bolaget inte förväntas representera en större kreditrisk än de Fusionerande Bolagen tillsammans. Styrelsen förväntar sig inte någon förändring av verksamhetens kreditrisk och därför inte någon förändring av det underliggande kapitalbehovet för kreditrisken.

As regards the consequences of the Merger for the creditors in the Merging Companies, the board of directors conclude that the claims of the creditors will be sufficiently protected and not affected by the Merger as the Transferee Company is not expected to represent a higher credit risk than the Merging Companies jointly. The board of directors do not expect any change of the credit risk of the operations and thereby no change of the underlying capital requirement for the credit risk.

	Vid verkställandet av Fusionen kommer det Överlåtande Bolagets tillgångar och skulder att övertas av det Övertagande Bolaget utan likvidation.	Upon the execution of the Merger, the assets and liabilities of the Transferor Company will be transferred to the Transferee Company without liquidation.

	Efter Fusionen kommer det Övertagande Bolaget att ansvara för det Överlåtande Bolagets samtliga skulder.	After the Merger, the Transferee Company will be liable for all the liabilities of the Transferor Company.

15.2.2	Anställda	Employees

	Konsekvenser av Fusionen för anställda beskrivs i punkten 5 ovan.	The effect of the Merger for employees is described in section 5 above.

15.3	Fusionsvederlaget och bestämmandet av Fusionsvederlaget	The Merger Consideration and the determining of the Merger Consideration

	Fusionsvederlaget och bestämmandet av Fusionsvederlaget beskrivs i punkten 4 ovan.	The Merger Consideration and the determining of the Merger Consideration is described in section 4 above.

16.	Yttrande från revisorerna	Statement of the auditors

	Deloitte AB har granskat fusionsplanen och det Övertagande Bolagets styrelseredogörelse och upprättat ett yttrande över granskningen enligt Bilaga 11.	Deloitte AB has reviewed the merger plan and the Transferee Company's board report and has prepared a statement regarding its review as set out in Appendix 11.

Deloitte Statsautoriseret Revisionspartnerselskab har granskat fusionsplanen och det Överlåtande Bolagets styrelseredogörelse och upprättat ett yttrande över granskningen enligt Bilaga 12.
Deloitte Statsautoriseret Revisionspartnerselskab has reviewed the merger plan and the Transferor Company's merger statement and has prepared a statement regarding its review as set out in Appendix 12.

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17.	Språk	Language

	Denna fusionsplan har upprättats i en svensk och engelsk version. I händelse av skiljaktigheter ska den svenska versionen vara gällande.	This merger plan has been prepared in a Swedish and an English version. In case of any discrepancies, the Swedish version shall prevail.

	*****	*****

	Denna fusionsplan har upprättats i två (2) likalydande exemplar, varav de Fusionerande Bolagen tagit var sitt.	This merger plan has been executed in two (2) identical copies, of which the Merging Companies have taken one each.

	[Signaturer på följande sida]	[Signatures on the following page]

Helsingborg, 11 September 2020

NORDIC WATERPROOFING HOLDING A/S

Mats Olof Mikael Paulsson	Leena Arimo

Steffen Martin Baungaard	Allan Lindhard Jørgensen

Riitta Palomäki	Hannu Saastamoinen

Eva Kristina Willgård

NORDIC WATERPROOFING HOLDING AB

Mats Olof Mikael Paulsson	Leena Arimo

Steffen Martin Baungaard	Allan Lindhard Jørgensen

Riitta Palomäki	Hannu Saastamoinen

Eva Kristina Willgård